Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS FIRST QUARTER SALES

AND EARNINGS

Pennsauken, NJ, January 27, 2014 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 28, 2013.

Sales increased 6% to $203.5 million from $191.4 million in last year’s first quarter. Net earnings increased 22% to $12.4 million in the current quarter from $10.2 million last year. Earnings per diluted share increased 22% to $.66 for the first quarter from $.54 last year. Operating income increased 19% to $18.0 million in the current quarter from $15.1 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our food service group continues to perform well as we continue  to expand our  line of soft pretzels into restaurant chains.  We have expanded our manufacturing capabilities in anticipation of continued growth in this area.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Italian ice, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and READI-BAKE cookies.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.- more

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended
	December 28,	December 29,
	2013	2012

Net Sales	$203,523	$191,408

Cost of goods sold	143,617	137,273
Gross Profit	59,906	54,135

Operating expenses
Marketing	18,032	17,136
Distribution	16,120	15,400
Administrative	6,984	6,599
Other general expense (income)	799	(61)
	41,935	39,074

Operating Income	17,971	15,061

Other income (expense)
Investment income	1,138	776
Interest expense & other	(36)	(25)

Earnings before income taxes	19,073	15,812

Income taxes	6,647	5,586

NET EARNINGS	$12,426	$10,226

Earnings per diluted share	$0.66	$0.54

Weighted average number of diluted shares	18,793	18,870

Earnings per basic share	$0.67	$0.54

Weighted average number of basic shares	18,679	18,807

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	(unaudited)
	December 28,	September 28,
	2013	2013
Cash and cash equivalents	$105,749	$97,345
Current marketable securities held to maturity	-	256
Other current assets	159,599	167,116
Property, plant and equipment, at cost	152,085	147,164
Goodwill	84,615	76,899
Other intangible assets, net	43,718	44,012
Marketable securities held to maturity	2,000	2,000
Marketable securities available for sale	107,876	107,664
Other	3,495	3,205
Total	$659,137	$645,661

Current Liabilities	$88,918	$83,239
Long-term obligations under capital leases	458	136
Deferred income taxes	45,193	45,183
Other long-term liabilities	535	538
Stockholders' Equity	524,033	516,565
Total	$659,137	$645,661

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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